Exhibit 10.1

Debt Settlement Agreement

relating to
originally EUR 20,000,000 Finance Contract originally dated
6 August 2020 and
Warrant Agreement originally dated 27 November 2020

11 July 2025

between

EVAXION A/S
as Borrower

and

EUROPEAN INVESTMENT BANK
as Bank

Table of Contents

1	Definitions and Interpretation	3

2	Partial Debt Cancellation of Tranche A and Issuance of New Warrants	4

3	Cost and Expenses	4

4	Conditions Precedent and Subsequent	5

5	Representations	5

6	Counterparts	6

7	Governing law and disputes	6

Schedules
Schedule 1	Conditions Precedent and Subsequent
Schedule 2	Extract from the Danish Business Authority
Schedule 3	Board resolution authorising the signing of the Agreement
Schedule 4	Board resolution issuing the New Warrants
Schedule 5	Subscription List
Schedule 6	Confirmation of issued warrants
Schedule 7	Updated articles of association
Schedule 8	New Warrant Terms
Schedule 9	Registration Rights Agreement
Schedule 10	Certification from the Borrower of copies
Shedule 11	Capacity Opinion from Mazanti

2 | 10

This debt settlement agreement (the “Agreement”) is entered into on 11 July 2025 by and between:

(1)	EVAXION A/S, CVR no. 31 76 28 63, a limited liability company incorporated under the laws of Denmark, having its registered office at Dr. Neergaards Vej 5F, 2970 Hørsholm, Denmark as Borrower; and

(2)	EUROPEAN INVESTMENT BANK, having its seat at 100 blvd Konrad Adenauer, Luxembourg, L-2950 Luxembourg as Bank.

All of the above listed entities shall together be referred to as the “Parties” and each of them as a “Party”.

WHEREAS

(A)	The Bank and the Borrower have entered into a finance contract originally dated 6 August 2020, (as amended and/or restated from time to time prior to the date hereof, the “Existing Finance Contract”) according to which the Bank has agreed to make available to the Borrower loan facilities in an aggregate principal amount not exceeding EUR 20,000,000 for the purposes of financing of the Investment (as defined therein).

(B)	The Bank and the Borrower together with certain holders of shares and equity securities in the Borrower have also entered into a warrant agreement originally dated 27 November 2020 (as amended and/or restated from time to time, the “Warrant Agreement”) regarding the issuance of originally 29,104 warrants issued by the Borrower to the Bank in connection with the Existing Finance Contract and as later regulated to a total of 373,127 warrants in accordance with the Warrant Agreement. These warrants are subject to the warrant terms included as appendix 4 to the articles of association of the Borrower, set forth in Schedule 6.

(C)	Together with this Agreement, the Bank and the Borrower have also entered into a new agreement regarding the issuance of 38,450,000 new warrants to the Bank issued by the board of directors of the Borrower (the “New Warrants”) pursuant to the authorization in article 2.11 in the Borrower's articles of association to the Bank, subject to the terms of this Agreement. The New Warrants shall be issued upon the terms and conditions set out in appendix 12 to the articles of association of the Borrower (the "New Warrant Terms") as set forth in Schedule 7. Each New Warrant shall entitle the Bank to subscribe for one (1) new share of a nominal value of DKK 0.25 in the Borrower upon payment of the Exercise Price as defined in Clause 2.1(a) below.

(D)	The Bank and the Borrower have further contemplated that EUR 3,500,000 of the outstanding principal amount of Tranche A of the Loan granted to the Borrower pursuant to the Finance Contract shall be cancelled upon the issuance of the 38,450,000 New Warrants in the Borrower, all as set out in the amendment agreement to the Existing Finance Contract dated on or about the date hereof.

1	Definitions and Interpretation

1.1	In this Agreement:

“Closing Date” means the date on which the Bank confirms in writing to the Borrower that it has received each of the documents and evidence as set forth in Schedule 1 Part I (Conditions Precedent) to this Agreement, each in a form and substance satisfactory to the Bank.

“Exercise Price” has the meaning given to that term in Clause 2.1(a).

3 | 10

“New Warrants” means 38,450,000 warrants issued to the Bank by the board of directors of the Borrower subject to the terms set out in the New Warrant Terms.

“New Warrant Terms” means the terms and conditions applicable to the New Warrants to be adopted as appendix 12 to the articles of association of the Borrower.

“Partial Debt Cancellation” means the Bank's partial debt cancellation of EUR 3,500,000 of the outstanding principl amount of the Loan.

“Registration Rights Agreement” means the agreement regarding the Bank's registration rights for certain of the Company’s securities held or to be held by the Bank, including the shares issued upon exercise of the New Warrants and the shares issued upon exercise of the warrants issued under the Warrant Agreement.

“Warrant Agreement” means the warrant agreement between the Borrower and the Bank originally dated 27 November 2020 and as amended and/or restated from time to time.

1.2	Unless otherwise defined in this Agreement or where contrary intention appears, capitalised terms defined in the Existing Finance Contract and/or the New Warrant Terms, as applicable, shall have the same meanings when used in this Agreement.

1.3	This Agreement shall constitute a Finance Document for the purposes of the Existing Finance Contract and any other Finance Document.

2	Partial Debt Cancellation of Tranche A and Issuance of New Warrants

2.1	Subject to this Clause 2, the Parties agree that on or prior to the Closing Date:

(a)	the Borrower, acting through its board of directors, pursuant to the authorization in article 2.11 of the Borrower’s articles of association, shall issue to the Bank the New Warrants comprising 38,450,000 warrants in the Borrower each entitling their holder to subscribe for one (1) new share of a nominal value of DKK 0.25 in the Borrower against payment of DKK 0.25 per share for each New Warrant upon exercise (the “Exercise Price”); and

(b)	the Bank shall receive the New Warrants in full and confirm the subscription of the New Warrants by signing the subscription list as set out in Schedule 5 on the Closing Date upon a partial debt cancellation of EUR 3,500,000 of the Bank's receivable of the outstanding principal amount of Tranche A of the Loan granted to the Borrower pursuant to the Existing Finance Contract (the "Partial Debt Cancellation").

2.2	The Partial Debt Cancellation shall be conditional upon the occurrence of the Closing Date which shall take place within two (2) Business Days from the date of this Agreement, unless otherwise agreed between the Parties.

3	Cost and Expenses

Without prejudice to the provisions of Article 8 (Charges and expenses) of the Existing Finance Contract, the Borrower shall pay to the Bank, within the period and to the bank account indicated by the Bank, any costs and expenses (including legal fees), charges, indemnities, losses or liabilities incurred by the Bank in connection with this Agreement up to a maximum of EUR 114,300, as communicated to the Borrower by the Bank.

4 | 10

4	Conditions Precedent and Subsequent

4.1	The Borrower shall ensure that the documents and other evidence listed in Schedule 1 Part I (Conditions Precedent) in form and substance satisfactory the Bank are delivered not later than two (2) Business Days following signing of this Agreement. Any failure to do so shall constitute an Event of Default not capable of remedy, unless the Parties agree otherwise.

4.2	On the Closing Date, the Bank shall confirm the grant and subscription of the New Warrants by signing the subscription list as set out in Schedule 5.

4.3	Further, The Borrower shall ensure that the documents and other evidence listed in Schedule 1 Part II (Conditions Subsequent) in form and substance satisfactory the Bank are delivered not later than two (2) Business Days following the Closing Date. Any failure to do so shall constitute an Event of Default not capable of remedy, unless the Parties agree otherwise.

5	Representations

5.1	For so long as any New Warrants remain exercisable or outstanding, the Borrower represents and undertakes to the Bank to:

a)	take all acts at its own initiative or upon reasonable request from the Bank in order to implement or facilitate any of the transactions contemplated in this Agreement and the New Warrant Terms, in particular for:

i.	the grant of the Bank's rights under this Agreement and the New Warrant Terms;

ii.	the grant of the New Warrants; and

iii.	the shares to be issued to the Bank following exercise of the New Warrants free from pre-emption rights and any encumbrance;

b)	take all such other actions that is or might reasonably be considered by the Bank to be necessary or desirable in order to grant the Bank's rights under this Agreement, the Registration Rights Agreeement and the Warrant Terms, including but not limited to actions relating to the issue of the New Warrants, the issue of the shares upon exercise of the New Warrants according to applicable law from time to time and subject to the terms set out in the New Warrant Terms and the registration of the Registrable Securities (as defined in the Registration Rights Agreement) pursuant to the Registration Rights Agreement;

c)	notify the Bank as soon as reasonably practicable of, and in any event at least seven days before, any issue of shares, warrants, options or other rights in the Borrower;

d)	notify the Bank as soon as reasonably practicable of, and in any event at least seven days before, any amendments to the Articles of Association; and

e)	warrant that no other warrants, options or other rights have been granted by the Borrower other than those reflected in the Articles of Association; and

f)	inform the Bank of any changes to the Borrower's capital structure which might require an adjustment of the New Warrants pursuant to the New Warrant Terms.

5.2	For so long as any New Warrants remain exercisable or outstanding, the Borrower shall not, except with the written consent of the Bank, take any action that may result in any New Warrants not being exercisable or the shares not being issuable on the terms set out in this Agreement, the New Warrant Terms or the Registration Rights Agreement, including revoking any authority granted to any corporate body of the Borrower to issue the New Warrants or the shares.

5 | 10

5.3	For so long as any New Warrants remain exercisable or outstanding, the Borrower shall take any action necessary to ensure an adjustment of the number of New Warrants in the event of capital changes to the Borrower’s share capital in accordance with the adjustment clause set forth in the New Warrant Terms.

5.4	For so long as any New Warrants remain exercisable or outstanding, the Bank intends to loyally notify and consult with the Borrower in connection with a contemplated sale of more than 15% of the New Warrants. The notification will include the contemplated number of New Warrants to be sold as well as information regarding the expected buyer of such New Warrants, provided that such information is available. For the avoidance of doubt, this Clause shall not limit the Bank's right to sell or in any way dispose of the New Warrants or the new shares received upon exercise of the New Warrants.

5.5	The information undertakings set out in schedule I of the Finance Contract are deemed incorporated in this Agreement by reference with the same force and effect as though fully set forth herein, regardless of whether or not all amounts outstanding under the Finance Contract have been paid.

6	Counterparts

6.1	This Agreement may be executed in counterparts with the Parties signing different counterparts and all such counterparts when taken together shall be deemed to constitute one and the same agreement.

6.2	This Agreement has been executed in three (3) identical copies, one (1) for the Borrower and two (2) for the Bank.

7	Governing law and disputes

7.1	This Agreement is governed by and will be interpreted in accordance with Danish law. However, the conflict of laws rules must be disregarded to the extent that such rules are non-mandatory.

7.2	Any dispute arising out of this Agreement, including any dispute concerning the existence or validity of this Agreement, will be brought before the Danish courts.

(Signature pages to follow)

6 | 10

SIGNATURES

The Borrower

EVAXION A/S

By:	/s/ Marianne Søgaard	By:	/s/ Birgitte Rønø
Name:	Marianne Søgaard	Name:	Birgitte Rønø
Title:	Chairman of the board of directors	Title:	Chief Executive Officer

7 | 10

The Bank

EUROPEAN INVESTMENT BANK

By:		By:
Name:	Steve Wagner	Name:	Sara de Maria
Title:	Head of Division	Title:	Head of Division

8 | 10

Schedule 1

Conditions Precedent and Subsequent

Part I

Conditions Precedent

This Agreement is subject to delivery by the Parties on the Closing Date of the following:

The Borrower shall deliver:

1.	This Agreement duly executed by the Borrower;

2.	A copy of its up-to-date company extract from the Danish Business Authorithy evidencing the authorized signatories of the Borrower, in a form set out as Schedule 2;

3.	A copy of the resolution by the board of directors of the Borrower approving and authorising the transactions under this Agreement, the execution and delivery of this Agreement and the Schedules to be included hereto, in a form set out as Schedule 3;

4.	A copy of the resolution by the board of directors of the Borrower evidencing the valid and legal issuance of the New Warrants in a form set out as Schedule 4;

5.	Confirmation from the Company of warrants issed to the Bank and number of outstanding warrants, in a form set out as Schedule 6;

6.	A copy of the Borrower's updated articles of association including the appendixes to the articles of association reflecting the issuance of the New Warrants, in a form set out as Schedule 7;

7.	The New Warrant Terms duly executed by the Borrower, in a form set out as Schedule 8;

8.	The Registration Rights Agreement duly executed by the Borrower, in a form set out as Schedule 9;

9.	A passport copy (or copy of equivalent ID) of each person authorised to sign on behalf of the Borrower;

10.	A certificate of the Borrower (signed by an authorised signatory or signatories), in a form set out as Schedule 10, certifying that each copy document delivered to the Bank specified in this Schedule is correct, complete and in full force and effect as at the Closing Date;

11.	Evidence of payment of all fees (including legal fees) and expenses as required under the Finance Documents;

12.	A capacity legal opinion of Mazanti-Andersen Law Firm, legal advisers to the Borrower, in a form set out as Schedule 11, as to matters of Danish law, substantially in the form distributed to the Bank prior to signing this Agreement; and

13.	Evidence as may be required by the Bank to comply with all necessary “know your customer” or other similar checks in relation to the Borrower.

9 | 10

Part II

Conditions Subsequent

1.	A copy of the receipt from the Danish Business Authority evidencing that the required registrations in order to issue the New Warrants to the Bank have been completed with the Danish Business Authority.

10 | 10